Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CARDO MEDICAL, INC.
June 10, 2011
     CARDO MEDICAL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),
     DOES HEREBY CERTIFY:
     FIRST: The name of this corporation is Cardo Medical, Inc. (the “Corporation”) and that this Corporation was originally formed pursuant to the Certificate of Incorporation filed with the Secretary of State on January 12, 1994, under the name of NAM Corporation.
     SECOND: The Amended and Restated Certificate of Incorporation is hereby amended as follows to change the Corporation’s name:
          “FIRST: The name of the corporation is Tiger X Medical, Inc.”
     THIRD: The amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted and approved by the Board of Directors of the Corporation at a meeting in accordance with the provisions of Sections 141(f) and 242 of the DGCL and by the holders of the requisite number of shares of the Corporation in accordance with Sections 228(a) and 242 of the DGCL.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer as of the date first above written.

By:	/s/ Andrew A. Brooks, M.D.

Authorized Officer

Title:	Chairman and Chief Executive Officer

Name:	Andrew A. Brooks, M.D.

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